EXHIBIT 99.2













Board of Directors
Harvest States Cooperatives
Saint Paul, Minnesota

     We have audited the consolidated balance sheet of Harvest States Cooperatives and subsidiaries (the Company) as of May 31, 1998 and the related consolidated statements of earnings, capital, and cash flows (not presented herein) for each of the two years in the period ended May 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at May 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended May 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 16 to the consolidated financial statements, effective June 1, 1998, the Company merged with CENEX, Inc. to form Cenex Harvest States Cooperatives.

                                                          DELOITTE & TOUCHE LLP
                                                                Minneapolis, MN
July 24, 1998